UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2005 (November 8, 2005)

BlastGard International, Inc.

(Exact name of registrant as specified in its charter)

Colorado	333-47294	84-1506325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12900 Automobile Blvd., Suite D, Clearwater, Florida	33762
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 592-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or principal Officers; Election of Directors; Appointment of Principal Officers

New Board Member

On November 8, 2005, Joel L. Gold was appointed to fill a vacancy on the board or directors.

Joel L. Gold is Director of Investment Banking of Andrew Garrett, Inc., an investment-banking firm located in New York City. From January 1999 until December 1999, he was an Executive Vice President of Solid Capital Markets, an investment-banking firm also located in New York City. From September 1997 to January 1999, he served as a Senior Managing Director of Interbank Capital Group, LLC, an investment banking firm also located in New York City. From April 1996 to September 1997, Mr. Gold was an Executive Vice President of LT Lawrence & Co., and from March 1995 to April 1996, a Managing Director of Fechtor Detwiler & Co., Inc. Mr. Gold was a Managing Director of Furman Selz Incorporated from January 1992 until March 1995. From April 1990 until January 1992, Mr. Gold was a Managing Director of Bear Stearns and Co., Inc. (“Bear Stearns”). For approximately 20 years before he became affiliated with Bear Stearns, he held various positions with Drexel Burnham Lambert, Inc. Mr. Gold has a B.S. in accounting from Brooklyn College, an M.B.A from Columbia Graduate School of Business, and a Juris Doctorate from NYU Law School. Mr. Gold is also the President and Founder of Just One Life, a charitable organization that assists women with difficult childbirth conditions.

Joel Gold is currently a director of three other companies, serving on the Audit and Compensation Committees of Geneva Financial Corp., a specialty consumer finance company; Emerging Vision, a retail eye care company; and Food Innovations, a specialty food company.

Item 7.01. Regulation FD Disclosure.

On November 14, 2005, the Company issued a press release to announce the appointment of Joel Gold as a director. A copy of the press release is attached as an exhibit hereto.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description
99.01	Press release dated November 14, 2005. (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLASTGARD INTERNATIONAL, INC.

By:	/s/ James F. Gordon
James F. Gordon, Chief Executive Officer

Date: November 14, 2005

EXHIBIT INDEX

Exhibit	Description
99.01	Press release dated November 14, 2005. (Filed herewith)